EXHIBIT 99.1

PRESS RELEASE

August 6, 2004

CRESCENT BANKING COMPANY

P.O. Box 668, 251 Hwy 515

Jasper, GA 30143

(678) 454-2265, (800) 872-7941, Fax (678) 454-2299

CRESCENT BANKING COMPANY

DECLARES QUARTERLY DIVIDEND AND

ANNOUNCES EARNINGS

Crescent Banking Company (the “Company”) is pleased to announce that its Board of Directors has authorized the payment of the Company’s thirty-second consecutive quarterly cash dividend. A quarterly dividend in the amount of $.08 per share is payable on August 31, 2004 to shareholders of record of the Company’s common stock as of August 18, 2004.

The Company’s net income for the six months ended June 30, 2004 totaled $801,986, which represented net income on both a basic and a fully diluted basis of $0.32 per share. In comparison, the Company had net income for the six months ended June 30, 2003 of $13.6 million, which represented net income per share on a basic and a fully diluted basis of $5.58 and $5.34, respectively, which included the results of the wholesale mortgage sold on December 31, 2003. For the six months ended June 30, 2004, the Company had net income from continuing operations of $980,815, compared to $1,087,166 for the six months ended June 30, 2003, which included securities gains of $210,447 not realized in the latest periods. The Company’s net income from continuing operations in the first six months of 2004 was also affected by the startup costs associated with its four new offices. The pretax loss from these four new offices in the first six months of 2004 was $321,424. On December 31, 2003, the Company completed the sale of its wholesale residential mortgage business to Carolina Financial Corporation. Net losses from discontinued operations totaled $178,829 for the six months ending June 30, 2004 compared to net income of $12.5 million for the six months ending June 30, 2003.

The Company’s net income for the quarter ended June 30, 2004 totaled $609,982, which represented net income per share on a basic and a fully diluted basis of $0.25 and $0.24, respectively. In comparison, the Company had net income for the quarter ended June 30, 2003 of $9.0 million, which represented net income per share on a basic and a fully diluted basis of $3.69 and $3.52, respectively. For the quarter ended June 30, 2004, the Company had net income from continuing operations of $641,683, compared to $462,949 for the quarter ended June 30, 2003. Net losses from discontinued operations totaled $31,701 for the quarter ending June 30, 2004, compared to net income of $8.6 million for the quarter ending June 30, 2003.

The Company increased its loan portfolio by approximately 28% during the first six months of 2004 to a total of $352.7 million at June 30, 2004. The growth in the loan portfolio was the result of higher loan demand in our service area, as well as the expansion of Crescent Bank’s operations in 2004 in each of Bartow, Cherokee and Forsyth Counties, Georgia, including the opening of two new loan production offices in Cherokee County and in Bartow County and a new full service branch office in Forsyth County. The Company opened its Midway office, located on Atlanta highway in Forsyth County in April of 2004, a commercial lending office in Canton, Georgia in Cherokee County in February of 2004 and a loan production office in Adairsville, Georgia in Bartow County in May of 2004. Lastly, the construction of the Westside Cartersville branch was begun in the first quarter with completion expected in August 2004. The Company’s nine offices are located in Bartow, Cherokee, Forsyth and Pickens Counties, Georgia.

In accordance with the terms of the sales agreement of the Company’s wholesale mortgage operations, the Company would have been paid 100% of the profits of the mortgage pipeline during the first 60 days of 2004, as well as 30% of the pre-tax income of the business for the 9 months following the 60 day period. During the first 60 days following closing, Carolina’s mortgage subsidiary experienced a net loss, and therefore, the Company received no profits from the mortgage pipeline sold at December 31, 2003. During the first three months following the first 60 days after closing, the Company’s 30% portion of the pre-tax income of the business was $118,000, which was paid to the Company in August 2004. This amount was recorded as deferred income until the Company determines its 30% portion of the pre-tax income of the business over the cumulative nine-month period.

“We are pleased with the Company’s continued growth and improved earnings during the second quarter. We have experienced very strong loan demand and are benefiting from our expansion plans,” said president and chief executive officer, Don Boggus. “We are delighted with the change in focus from wholesale mortgage origination to community banking. While the Bank expansion costs affected earnings this year, the Company is excited with the prospect of its community banking franchise expansion.”

Crescent Banking Company is a bank holding company headquartered in Jasper, Georgia with total consolidated assets of approximately $424.9 million and consolidated shareholders’ equity of $51.9 million, or $20.95 per share, as of June 30, 2004. The Company had approximately 2.5 million shares of common stock outstanding at June 30, 2004. The Company’s common stock is listed on the Nasdaq SmallCap Market under the symbol “CSNT.”

Certain of the statements in this press release are “forward-looking statements” for purposes of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the” Exchange Act”), and as such may involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. Such forward-looking statements are based on information presently available to management and are subject to various risks and uncertainties, including, without limitation, those described in the Company’s annual report on Form 10-K for the year ended December 31, 2003 under “Special Cautionary Notice Regarding Forward Looking Statements” and otherwise in the Company’s SEC reports and filings. We do not undertake any obligation to update our forward-looking statements.